EXHIBIT 10.1
MOVIE GALLERY, INC.
PERFORMANCE BONUS PLAN
     1) Purposes of the Plan. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by offering Participants the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Code.
     2) Definitions.
          (a) “Actual Award” means as to any Performance Period, the actual cash award (if any) payable to the Participant for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Actual Award otherwise payable.
          (b) “Base Salary” means any Performance Period, the Participant’s earned salary during that Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
          (c) “Board” means the Board of Directors of the Company.
          (d) “Cash Flow” means cash generated from operating activities.
          (e) “Code” means the Internal Revenue Code of 1986, as amended.
          (f) “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).
          (g) “Company” means Movie Gallery, Inc.
          (h) “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as Performance-Based Compensation.
          (i) “EBITDA” means earnings before interest, taxes, depreciation and amortization, as may be adjusted.
          (j) “Fiscal Year” means a fiscal year of the Company.
          (k) “Maximum Award” means as to any Participant for any Performance Period, $4 million.
          (l) “Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.
          (m) “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the

Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
          (n) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
          (o) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals applicable to an Actual Award and/or Target Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) EBITDA, (ii) Cash Flow, (iii) Pre-Tax Margin, (iv) Profit, (v) Return on Assets, (vi) Return on Invested Capital, and/or (vii) Revenue. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal may be tested or measured, as applicable, (1) in absolute terms, (2) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (3) on a per share and/or share per capita basis, (4) against the performance of the Company as a whole or against particular segments or products of the Company, and/or (5) on a pre-tax or after-tax basis. On or prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).
          (p) “Performance Period” means any Fiscal Year or such other period shorter or longer than a Fiscal Year, as determined by the Committee in its sole discretion. However, no Performance Period shall have a duration longer than three Fiscal Years. Also, with respect to any Participant, no more than three Performance Periods shall exist at any one time.
          (q) “Plan” means this Performance Bonus Plan, as amended from time to time.
          (r) “Pre-Tax Margin” means the percentage equal to Profit, divided by Revenue.
          (s) “Profit” means net income.
          (t) “Return on Assets” means the percentage equal to Profit, divided by average net assets.
          (u) “Return on Invested Capital” means the percentage equal to Profit, divided by average invested capital.
          (v) “Revenue” means net sales to third parties.
          (w) “Section 162(m) “means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
          (x) “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

     3) Plan Administration.
          a) The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
               i) discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;
               ii) to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and
               iii) to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
          b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
     4) Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.
     5) Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.
     6) Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
     7) Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.
     8) Determination of Awards; Award Payment.
          a) Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs terminates his or her employment with the Company prior to the date the Actual Award otherwise is to be paid.
          (b) Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
          (c) Form of Payment. The Company shall pay all Actual Awards in cash paid to the Participant.
          (d) Timing of Payments. Except as provided in Section 8(e), the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period, but in no event later than 90 days after the end of the applicable Performance Period.
          (e) Deferral. The Committee may defer payment of, and apply a vesting schedule to, one or more Actual Awards, or any portion(s) thereof, as the Committee (in its sole discretion) determines, except that no such vesting schedule may exceed four years. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
     9) Term of Plan. Subject to approval of the Company’s stockholders at the Company’s 2006 Annual Meeting, the Plan shall become effective on January 2, 2006. The Plan shall continue until terminated under Section 10 of the Plan.
     10) Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Actual Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Actual Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
     11) Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

     12) Employment. This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.
     13) Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
     14) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
     15) Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
     16) Governing Law. The Plan shall be governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).